Exhibit 99.1

SANCHEZ ENERGY ANNOUNCES APPOINTMENT OF SEAN MAHER TO ITS BOARD OF DIRECTORS

Houston, Texas (November 6, 2014 — PR Newswire) — Sanchez Energy Corporation (NYSE: SN) (the “Company” or “Sanchez Energy”) today announces that Sean Maher was appointed to the Board of Directors (the “Board”) of the Company on November 4, 2014. Mr. Maher will serve as an independent director and as a member of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee of the Board. Mr. Maher was also appointed as the Co-Chairperson of Sanchez Energy’s Audit Committee.

Mr. Maher, 41, is the Senior Portfolio Manager of RCH Energy, an investment management firm, which he joined in June of 2008. From 2006 until joining RCH Energy, Mr. Maher was an Executive Director at Morgan Stanley and the Head of Master Limited Partnership and Integrated Natural Gas Research. From 2001 to 2006, Mr. Maher was a member of the Integrated Oils and Independent Refining Equity Research team for Morgan Stanley. From 1999 to 2001, Mr. Maher was an analyst in the Energy Investment Banking team at Morgan Stanley. Mr. Maher began his career at Morgan Stanley in 1997 within the Financial Reporting and Controllers Group that covered the Investment Banking business; inclusive of Mergers & Acquisitions, Equity Capital Markets, Debt Capital Markets and Private Equity. Mr. Maher received both his Bachelor of Business Administration in Finance in 1995 and his Master of Business Administration in Finance and Accounting in 1996 from Saint Bonaventure University.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional oil resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale in South Texas where we have assembled approximately 226,000 net acres and the Tuscaloosa Marine Shale in Mississippi and Louisiana where we have assembled approximately 61,000 net acres. For more information about Sanchez Energy Corporation, please visit our website: www.sanchezenergycorp.com

Company contacts:

Michael G. Long

Executive Vice President and Chief Financial Officer

Sanchez Energy Corp.

713-783-8000

Gleeson Van Riet

Senior Vice President, Capital Markets and Investor Relations

Sanchez Energy Corp.

713-783-8000